Exhibit 99.1

SYSCO REPORTS SECOND QUARTER FISCAL 2021 RESULTS

SYSCO ADVANCES TRANSFORMATION WHILE GAINING MARKET SHARE IN A

DISRUPTED MARKETPLACE

HOUSTON, February 2, 2021 - Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week second fiscal quarter ended December 26, 2020.

Second Quarter Fiscal 2021 Highlights

•	Sales decreased 23.1% to $11.6 billion

•	Gross profit decreased 25.8% to $2.1 billion; gross margin decreased 67 basis points

•	Operating income decreased 61.6% to $212.1 million; adjusted[1] operating income decreased 62.7% to $234.1 million

•	Earnings per share (“EPS”) decreased $0.61 to $0.13; adjusted¹ EPS decreased $0.68 to $0.17

First Half Fiscal 2021 Highlights

•	Sales decreased 23.1% to $23.3 billion

•	Gross profit decreased 25.2% to $4.3 billion; gross margin decreased 53 basis points

•	Operating income decreased 48.3% to $631.6 million; adjusted¹ operating income decreased 56.3% to $598.7 million

•	EPS decreased $1.06 to $0.56; adjusted¹ EPS decreased $1.32 to $0.51

“We are making bold progress against our transformation agenda, while managing our business in a complex climate, and enabling accelerated growth by improving how we serve our customers and differentiate ourselves from competitors. Additionally, with a COVID business recovery in sight, we are preparing for the upcoming increase in demand, and Sysco will be best positioned for a strong rebound due to our industry-leading financial strength and ability to invest in inventory, staffing and service levels,” said Kevin Hourican, Sysco’s president and chief executive officer. “I am immensely proud of the Sysco team for all of the work they are doing to support our customers during this crisis. Our recent Restaurants Rising program is a prime example of the difference we make in the success of those that we serve.”

[1]

Earnings Per Share (EPS) are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include adjustments to our bad debt reserve specific to aged receivables existing prior to the COVID-19 pandemic, restructuring costs, transformational project costs and acquisition-related costs. Specific to EPS, this year’s first half Certain Items include the impact of a loss on the sale of Cake Corporation and the impact of a new U.K. tax law change. Reconciliations of all non-GAAP measures are included at the end of this release.

Second Quarter Fiscal 2021 Results

U.S. Foodservice Operations

Sales for the second quarter were $7.9 billion, a decrease of 23.9% compared to the same period last year. Local case volume within U.S. Broadline operations decreased 19.7% for the second quarter, of which a decrease of 19.7% was organic, while total case volume within U.S. Broadline operations decreased 23.7%, of which a decrease of 23.7% was organic.

Gross profit decreased 23.9% to $1.6 billion, and gross margin remained relatively unchanged at 19.7%, compared in each case to the same period last year. Product cost inflation was 1.6% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the paper and disposables, poultry, and dairy categories.

Operating expenses decreased $270.0 million, or 20.1%, compared to the same period last year. Adjusted operating expenses decreased $252.9 million, or 18.9%, compared to the same period last year.

Operating income was $485.3 million, a decrease of $219.6 million, or 31.2%, compared to the same period last year. Adjusted operating income was $471.8 million, a decrease of $236.7 million, or 33.4%, compared to the same period last year.

International Foodservice Operations

Sales for the second quarter were $2.0 billion, a decrease of 31.9% compared to the same period last year. On a constant currency basis, sales for the second quarter were $1.9 billion, a decrease of 33.8% compared to the same period last year. Foreign exchange rates increased International Foodservice Operations sales by 1.8% and total Sysco sales by 0.4% during the quarter.

Gross profit decreased 36.2% to $373.8 million, and gross margin decreased 128 basis points to 19.0%, compared in each case to the same period last year. On a constant currency basis, gross profit decreased 38.2% to $362.4 million. Foreign exchange rates increased International Foodservice Operations gross profit by 2.0% and total Sysco gross profit by 0.4% during the quarter.

Operating expenses decreased $97.4 million, or 17.7%, compared to the same period last year. Adjusted operating expenses decreased $82.9 million, or 16.2%, compared to the same period last year. On a constant currency basis, adjusted operating expenses decreased $98.1 million, or 19.2%, compared to the same period last year. Foreign exchange rates increased International Foodservice Operations operating expense by 3.0% and total Sysco operating expense by 0.8% during the quarter.

The International Foodservice Operations segment delivered an operating loss of $79.9 million, a decrease of $114.8 million compared to the same period last year. Adjusted operating loss was $55.2 million, a decrease of $129.3 million compared to the same period last year. On a constant currency basis, adjusted operating loss was $51.6 million, a decrease of $125.6 million, or 169.6%, compared to the same period last year. Foreign exchange rates reduced International Foodservice Operations operating loss by 4.9% and total Sysco operating income by 0.6% during the quarter.

First Half Fiscal 2021 Results

U.S. Foodservice Operations

Sales for the first 26 weeks of fiscal 2021 were $15.8 billion, a decrease of 24.8% compared to the same period last year. Local case volume within U.S. Broadline operations decreased 20.6% for the first 26 weeks of fiscal 2021, of which a decrease of 20.7% was organic, while total case volume within U.S. Broadline operations decreased 24.8%, of which a decrease of 24.8% was organic.

Gross profit decreased 24.7% to $3.2 billion, and gross margin increased 3 basis points to 19.9%, compared in each case to the same period last year. Product cost inflation was 1.3% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the paper and disposables, dairy, and poultry categories.

Operating expenses decreased $610.0 million, or 22.6%, compared to the same period last year. Adjusted operating expenses decreased $503.4 million, or 18.7%, compared to the same period last year.

Operating income was $1.1 billion, a decrease of $424.8 million, or 28.3%, compared to the same period last year. Adjusted operating income was $974.8 million, a decrease of $531.4 million, or 35.3%, compared to the same period last year.

International Foodservice Operations

Sales for the first 26 weeks of fiscal 2021 were $4.1 billion, a decrease of $1.7 billion, or 28.8%, compared to the same period last year. On a constant currency basis, sales for the second quarter were $4.0 billion, a decrease of 30.4% compared to the same period last year. Foreign exchange rates increased International Foodservice Operations sales by 1.6% and total Sysco sales by 0.3% during the first 26 weeks of fiscal 2021.

Gross profit decreased 30.8% to $824.2 million, and gross margin decreased 58 basis points to 20.0%, compared in each case to the same period last year. On a constant currency basis, gross profit decreased 32.7% to $801.3 million, as compared to the same period last year. Foreign exchange rates increased International Foodservice Operations gross profit by 1.9% and total Sysco gross profit by 0.4% during the first 26 weeks of fiscal 2021.

Operating expenses decreased $196.8 million, or 17.9%, compared to the same period last year. Adjusted operating expenses decreased $157.5 million, or 15.5%, compared to the same period last year. On a constant currency basis, adjusted operating expenses decreased $185.0 million, or 18.2%, compared to the same period last year. Foreign exchange rates increased International Foodservice Operations operating expense by 2.7% and total Sysco operating expense by 0.7% during the first 26 weeks of fiscal 2021.

The International Foodservice Operations segment delivered an operating loss of $80.5 million, a decrease of $170.2 million compared to the same period last year. Adjusted operating loss was $36.4 million, a decrease of $209.5 million, or 121.1%, compared to the same period last year. On a constant currency basis, adjusted operating loss was $32.0 million, a decrease of $205.0 million, or 118.5%, compared to the same period last year. Foreign exchange rates reduced International Foodservice Operations operating loss by 2.6% and total Sysco operating income by 0.3% during the first 26 weeks of fiscal 2021.

Balance Sheet, Capital Spending and Cash Flow

Capital expenditures, net of proceeds from sales of plant and equipment, for the first 26 weeks of fiscal 2021 were $234.7 million lower compared to the prior year period.

Cash flow from operations was $936.7 million for the first 26 weeks of fiscal 2021, which was $182.2 million higher compared to the prior year period. Free cash flow2 for the first 26 weeks of fiscal 2021 was $788.2 million, which was $416.9 million higher compared to the prior year.

[2]

Free cash flow is a non-GAAP measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations for all non-GAAP measures are included at the end of this release.

Conference Call & Webcast

Sysco will host a conference call to review the company’s second quarter fiscal 2021 financial results on Tuesday, February 2, 2021, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:

	13-Week Period Ended		26-Week Period Ended
Financial Comparison:	December 26, 2020	Change	December 26, 2020	Change
Sales	$11.6 billion	-23.1%	$23.3 billion	-23.1%
Gross profit	$2.1 billion	-25.8%	$4.3 billion	-25.2%
Gross Margin	18.15%	-67 bps	18.50%	-53 bps
GAAP:
Operating expenses	$1.9 billion	-17.1%	$3.7 billion	-19.0%
Certain Items	$22.0 million	-70.4%	$(32.9) million	-122.2%
Operating Income	$212.1 million	-61.6%	$631.6 million	-48.3%
Operating Margin	1.83%	-184 bps	2.71%	-132 bps
Net Earnings	$67.3 million	-82.4%	$284.2 million	-66.1%
Diluted Earnings Per Share	$0.13	-82.4%	$0.56	-65.4%
Non-GAAP (1):
Operating Expenses	$1.9 billion	-15.3%	$3.7 billion	-15.5%
Operating Income	$234.1 million	-62.7%	$598.7 million	-56.3%
Operating Margin	2.03%	-215 bps	2.57%	-195 bps
Net Earnings	$85.9 million	-80.4%	$259.3 million	-72.6%
Diluted Earnings Per Share (2)	$0.17	-80.0%	$0.51	-72.1%
Case Growth:
U.S. Broadline	-23.7%		-24.8%
Local	-19.7%		-20.6%
Sysco Brand Sales as a % of Cases:
U.S. Broadline	36.51%	-165 bps	37.65%	-77 bps
Local	42.02%	-455 bps	44.06%	-288 bps

Note:

(1)	A reconciliation of non-GAAP measures is included at the end of this release.
(2)	Individual components in the table above may not sum to the totals due to the rounding.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the second quarter of fiscal 2021 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include: the effect, impact, potential duration or other implications of the recent outbreak of a novel strain of coronavirus (“COVID-19”) and any expectations we may have with respect thereto, including the extent and duration of lockdowns in the U.S. and Europe; our expectations regarding our ability to manage the current downturn and capitalize on our position as the industry leader as the global economy recovers; our expectations regarding future market share gains; our expectations regarding the effects of our business transformation initiatives, including our belief that our strategic initiatives will enable profitable future growth and drive future value for our associates, shareholders and customers; our belief that our transformation initiatives will improve how we serve customers, differentiate Sysco from our competitors and deliver strong business results; our expectations regarding our efforts to regionalize our operations and the benefits to our company from regionalization; our expectations that our efforts across our customer-facing tools and technology will improve service to our customers; our plans regarding the timing of the roll out of our new pricing software; our plans regarding our sales transformation initiative and our expectations regarding the effects of our new sales process, including the timing of the roll-out of this program to additional cuisine segments; our expectations regarding our company, and our ability to attract and serve new customers, following the COVID-19 crisis; our expectations regarding our ability to win meaningful business in the national account space; our plans regarding minimum delivery requirements and delivery service days;    the effects of our planned investments in digital technology; our expectations regarding the timing of the business recovery following the COVID-19 crisis; the impact on our results of government-imposed restrictions on restaurant operations; our expectations that our work to accelerate growth will return to pre-COVID levels as demand resurges; our belief that our improved retention rates will benefit our sales productivity metrics; our expectations regarding the effect of our retention of drivers on transportation expenses in the short term; our belief that our retention of drivers will help ensure that Sysco is able to maximize our share gain during the upcoming business recovery; our expectations regarding our ability to become the most customer-centric foodservice distributor in the industry; our expectations regarding our ability to accelerate profitable growth; our expectations regarding future sales; our expectations regarding cost savings over the next several quarters; our expectations that our investments in technology and our business will allow for future growth and exceptional customer service; our belief that the steps undertaken as part of our management of the COVID-19 crisis to date will help us retain and win additional business from our independent restaurant customers beyond the pandemic; our expectations regarding our preparations for the business recovery and our plans to be ahead of the recovery curve; our expectations regarding the hiring of additional employees in connection with the anticipated business recovery; our expectations of significant returns on our investments in our capability builds in service of our transformation; our expectations regarding the impact of our investments in our transformation initiatives on our results in the second half of fiscal 2021; our expectations regarding improvements in the SYGMA segment; our plans to reinvest a portion of our cost savings into our growth agenda; our ability to deliver against our strategic priorities; statements regarding economic trends in the United States and abroad; our expectations regarding the deployment of capital proceeds that Sysco currently holds; and our expectations regarding our cash performance in the third quarter of fiscal 2021.

The success of our plans and expectations regarding our operating performance are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large, long-term regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, labor issues, political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, any or all of which could delay our receipt of product or increase our input costs. Risks and uncertainties also include the impact and effects of public health crises, pandemics and epidemics, such as the COVID-19 pandemic, and the adverse impact thereof on our business, financial condition and results of operations, including, but not limited to, our growth, product costs, supply chain, labor availability, logistical capabilities, customer demand for our products and industry demand generally, consumer spending, our liquidity, the price of our securities and trading markets with respect thereto, our credit ratings, our ability to maintain compliance with the covenants in our credit agreement, our ability to access capital markets, and the global economy and financial markets generally. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. Competition and the impact of GPOs may reduce our margins and make it difficult for us to maintain our market share, growth rate and profitability. We may not be able to fully compensate for increases in fuel costs, and fuel hedging arrangements intended to contain fuel costs could result in above market fuel costs. Our ability to meet our long-term strategic objectives depends on our ability to grow gross profit, leverage our supply chain costs and reduce administrative costs. This will depend largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that if sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, or if we are unable to continue to accelerate local case growth, our gross margins may decline; the risk that we are unlikely to be able to predict inflation over the long term, and lower inflation is likely to produce lower gross profit; the risk that our efforts to mitigate increases in warehouse costs may be unsuccessful; the risk that we may not be able to accelerate and/or identify additional administrative cost savings in order to compensate for any gross profit or supply chain cost leverage challenges; the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Adverse publicity about us or lack of confidence in our products could negatively impact our reputation and reduce earnings. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of significant or prolonged inflation or deflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit and the “yellow vest” protests in France against a fuel tax increase, pension reform and the French government, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. A divestiture of one or more of our businesses may not provide the anticipated effects on our operations. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. Changes in applicable tax laws or regulations and the resolution of tax disputes could negatively affect our financial results. We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers. For a discussion of additional factors impacting Sysco’s business, see our Annual Report on Form 10-K for the year ended June 27, 2020, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 57,000 associates, the company operates 326 distribution facilities worldwide and serves more than 625,000 customer locations. For fiscal 2020 that ended June 27, 2020, the company generated sales of more than $52 billion. Information about our CSR program, including Sysco’s 2020 Corporate Social Responsibility Report, can be found at sysco.com/csr2020report.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		26-Week Period Ended
	Dec. 26, 2020	Dec. 28, 2019	Dec. 26, 2020	Dec. 28, 2019
Sales	$11,558,982	$15,025,042	$23,336,361	$30,328,047
Cost of sales	9,460,524	12,196,643	19,018,058	24,556,278

Gross profit	2,098,458	2,828,399	4,318,303	5,771,769
Operating expenses	1,886,396	2,275,906	3,686,662	4,550,958

Operating income	212,062	552,493	631,641	1,220,811
Interest expense	146,498	76,762	293,215	160,097
Other (income) expense, net	(15,556)	(807)	(1,432)	2,305

Earnings before income taxes	81,120	476,538	339,858	1,058,409
Income taxes	13,831	93,128	55,669	221,218

Net earnings	$67,289	$383,410	$284,189	$837,191

Net earnings:
Basic earnings per share	$0.13	$0.75	$0.56	$1.64
Diluted earnings per share	0.13	0.74	0.56	1.62
Average shares outstanding	510,006,754	509,984,743	509,567,080	511,721,290
Diluted shares outstanding	512,742,792	515,517,792	511,740,778	517,120,395

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share Data)

	Dec. 26, 2020	Jun. 27, 2020
ASSETS
Current assets
Cash and cash equivalents	$5,767,034	$6,059,427
Accounts receivable, less allowances of $254,347 and $334,810	2,855,424	2,893,551
Inventories	3,100,478	3,095,085
Prepaid expenses and other current assets	223,872	192,163
Income tax receivable	44,621	108,006

Total current assets	11,991,429	12,348,232
Plant and equipment at cost, less accumulated depreciation	4,382,737	4,458,567
Other long-term assets
Goodwill	3,929,636	3,732,469
Intangibles, less amortization	798,649	780,172
Deferred income taxes	280,511	194,115
Operating lease right-of-use assets, net	635,664	603,616
Other assets	471,225	511,095

Total other long-term assets	6,115,685	5,821,467

Total assets	$22,489,851	$22,628,266

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$8,754	$2,266
Accounts payable	3,554,624	3,447,065
Accrued expenses	1,679,429	1,616,289
Accrued income taxes	—	2,938
Current operating lease liabilities	107,633	107,167
Current maturities of long-term debt	1,366,103	1,542,128

Total current liabilities	6,716,543	6,717,853
Long-term liabilities
Long-term debt	12,463,284	12,902,485
Deferred income taxes	47,780	86,601
Long-term operating lease liabilities	563,548	523,496
Other long-term liabilities	1,235,939	1,204,953

Total long-term liabilities	14,310,551	14,717,535
Commitments and contingencies
Noncontrolling interest	35,958	34,265
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,565,255	1,506,901
Retained earnings	10,383,493	10,563,008
Accumulated other comprehensive loss	(1,388,169)	(1,710,881)
Treasury stock at cost, 255,176,469 and 256,915,825 shares	(9,898,955)	(9,965,590)

Total shareholders’ equity	1,426,799	1,158,613

Total liabilities and shareholders’ equity	$22,489,851	$22,628,266

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS

(In Thousands)

	26-Week Period Ended
	Dec. 26, 2020	Dec. 28, 2019
Cash flows from operating activities:
Net earnings	$284,189	$837,191
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	47,122	46,644
Depreciation and amortization	365,332	372,416
Operating lease asset amortization	55,231	53,444
Amortization of debt issuance and other debt-related costs	12,946	9,889
Deferred income taxes	(107,821)	(75,898)
Provision for losses on receivables	(94,242)	38,418
Loss on sale of business	12,043	—
Other non-cash items	(9,312)	3,239
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
Decrease (increase) in receivables	192,121	(161,158)
Decrease (increase) in inventories	37,345	(279,403)
Increase in prepaid expenses and other current assets	(22,519)	(38,503)
Increase (decrease) in accounts payable	84,708	(191,280)
Increase (decrease) in accrued expenses	20,108	(49,866)
Decrease in operating lease liabilities	(63,496)	(62,101)
Increase in accrued income taxes	63,385	182,557
Decrease in other assets	20,576	13,023
Increase in other long-term liabilities	38,962	55,857

Net cash provided by operating activities	936,678	754,469

Cash flows from investing activities:
Additions to plant and equipment	(163,944)	(393,379)
Proceeds from sales of plant and equipment	15,510	10,293
Acquisition of businesses, net of cash acquired	—	(142,783)
Purchase of marketable securities	(36,121)	(11,424)
Proceeds from sales of marketable securities	20,797	9,038
Other investing activities	—	565

Net cash used for investing activities	(163,758)	(527,690)

Cash flows from financing activities:
Bank and commercial paper borrowings, net	6,463	721,415
Other debt borrowings	4,094	18,966
Other debt repayments	(773,663)	(23,234)
Proceeds from stock option exercises	66,635	141,709
Stock repurchases	—	(630,395)
Dividends paid	(458,717)	(399,093)
Other financing activities (1)	(873)	(22,461)

Net cash used for financing activities	(1,156,061)	(193,093)

Effect of exchange rates on cash, cash equivalents and restricted cash	77,056	5,565

Net (decrease) increase in cash and cash equivalents (2)	(306,085)	39,251
Cash, cash equivalents and restricted cash at beginning of period	6,095,570	532,245

Cash, cash equivalents and restricted cash at end of period (2)	$5,789,485	$571,496

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$290,926	$162,720
Income taxes	110,453	122,049

(1)	Change includes cash paid for shares withheld to cover taxes, debt issuance costs and other financing activities.
(2)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Sysco’s results of operations for fiscal 2021 and fiscal 2020 were impacted by restructuring and transformational project costs consisting of: (1) restructuring charges; (2) expenses associated with our various transformation initiatives; and (3) facility closure and severance charges. Sysco’s results for fiscal 2021 and fiscal 2020 were also impacted by intangible amortization expense related to the fiscal 2017 acquisition of Cucina Lux Investments Limited (the Brakes Acquisition). Additionally, our results for fiscal 2021 were impacted by the loss on the sale of Cake Corporation.

Fiscal 2021 results of operations were also positively impacted by the reduction of bad debt expense previously recognized in fiscal 2020 due to the unexpected impact of the COVID-19 pandemic on the collectability of our pre-pandemic trade receivable balances. Many of Sysco’s customers, including those in the restaurant, hospitality and education segments, are operating at a substantially reduced volume due to governmental requirements for closures or other social-distancing measures and a portion of Sysco’s customers are closed. Some of these customers ceased paying their outstanding receivables, creating uncertainty as to their collectability. We experienced an increase in past due receivables and recognized additional bad debt charges in the third and fourth quarters of fiscal 2020; however, collections have improved in fiscal 2021. We have estimated uncollectible amounts based on the current collection experience and by applying write-off percentages based on historical loss experience, including loss experience during times of local and regional disasters. The COVID-19 pandemic is more widespread and longer in duration than historical disasters impacting our business, and it is possible that actual uncollectible amounts will differ and additional charges may be required; however, if collections continue to improve, it is also possible that additional reductions in our bad debt reserve could occur. While Sysco traditionally incurs bad debt expense, the magnitude of such expenses and benefits, that we have experienced is not indicative of our normal operations. Our adjusted results have not been normalized in a manner that would exclude the full impact of the COVID-19 pandemic on our business. As such, Sysco has not adjusted its results for lost sales, inventory write-offs or other costs associated with the COVID-19 pandemic not previously stated.

The results of our foreign operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our International Foodservice Operations results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. The constant currency impact on our adjusted International Foodservice Operations results are disclosed when the impact exceeds a defined threshold of greater than 1% on the growth metric. If the amount does not exceed this threshold, a disclosure will be made that the impact of the currency change was not significant.

Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items and presenting its International Foodservice Operations results on a constant currency basis, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations, facilitating comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated and that, as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group was significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period the impact of acquisition-related intangible amortization specific to the Brakes Acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2021 and fiscal 2020.

Set forth below is a reconciliation of sales, operating expenses, operating income, interest expense, other (income) expense, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not add up to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(Dollars in Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Dec. 26, 2020	13-Week Period Ended Dec. 28, 2019	Change in Dollars	% Change
Operating expenses (GAAP)	$1,886,396	$2,275,906	$(389,510)	-17.1%
Impact of restructuring and transformational project costs (1)	(34,160)	(57,105)	22,945	-40.2
Impact of acquisition-related intangible amortization (2)	(18,125)	(17,312)	(813)	4.7
Impact of bad debt reserve adjustments (3)	30,271	—	30,271	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,864,382	$2,201,489	$(337,107)	-15.3%

Operating income (GAAP)	$212,062	$552,493	$(340,431)	-61.6%
Impact of restructuring and transformational project costs (1)	34,160	57,105	(22,945)	-40.2
Impact of acquisition-related intangible amortization (2)	18,125	17,312	813	4.7
Impact of bad debt reserve adjustments (3)	(30,271)	—	(30,271)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$234,076	$626,910	$(392,834)	-62.7%

Net earnings (GAAP)	$67,289	$383,410	$(316,121)	-82.4%
Impact of restructuring and transformational project costs (1)	34,160	57,105	(22,945)	-40.2
Impact of acquisition-related intangible amortization (2)	18,125	17,312	813	4.7
Impact of bad debt reserve adjustments (3)	(30,271)	—	(30,271)	NM
Tax impact of restructuring and transformational project costs (4)	(10,666)	(15,372)	4,706	-30.6
Tax impact of acquisition-related intangible amortization (4)	(5,850)	(4,658)	(1,192)	25.6
Tax impact of bad debt reserve adjustments (4)	13,071	—	13,071	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$85,858	$437,797	$(351,939)	-80.4%

Diluted earnings per share (GAAP)	$0.13	$0.74	$(0.61)	-82.4%
Impact of restructuring and transformational project costs (1)	0.07	0.11	(0.04)	-36.4
Impact of acquisition-related intangible amortization (2)	0.04	0.03	0.01	33.3
Impact of bad debt reserve adjustments (3)	(0.06)	—	(0.06)	NM
Tax impact of restructuring and transformational project costs (4)	(0.02)	(0.03)	0.01	-33.3
Tax impact of acquisition-related intangible amortization (4)	(0.01)	(0.01)	—	0.0
Tax impact of bad debt reserve adjustments (4)	0.03	—	0.03	NM

Diluted EPS adjusted for Certain Items (Non-GAAP) (5)	$0.17	$0.85	$(0.68)	-80.0%

Diluted shares outstanding	512,742,792	515,517,792

(1)

Fiscal 2021 includes $22 million related to restructuring charges and $12 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2020 includes $34 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy and $23 million related to restructuring, facility closure and severance charges.

(2)	Represents intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice.
(3)	Represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(4)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(5)

Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(Dollars in Thousands, Except for Share and Per Share Data)

	26-Week Period Ended Dec. 26, 2020	26-Week Period Ended Dec. 28, 2019	Change in Dollars	% Change
Operating expenses (GAAP)	$3,686,662	$4,550,958	$(864,296)	-19.0%
Impact of restructuring and transformational project costs (1)	(60,124)	(113,827)	53,703	-47.2
Impact of acquisition-related intangible amortization (2)	(35,880)	(34,222)	(1,658)	4.8
Impact of bad debt reserve adjustments (3)	128,899	—	128,899	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$3,719,557	$4,402,909	$(683,352)	-15.5%

Operating income (GAAP)	$631,641	$1,220,811	$(589,170)	-48.3%
Impact of restructuring and transformational project costs (1)	60,124	113,827	(53,703)	-47.2
Impact of acquisition-related intangible amortization (2)	35,880	34,222	1,658	4.8
Impact of bad debt reserve adjustments (3)	(128,899)	—	(128,899)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$598,746	$1,368,860	$(770,114)	-56.3%

Other (income) expense (GAAP)	$(1,432)	$2,305	$(3,737)	-162.1%
Impact of loss on sale of a business	(12,043)	—	(12,043)	NM

Other (income) expense (Non-GAAP)	$(13,475)	$2,305	$(15,780)	NM

Net earnings (GAAP)	$284,189	$837,191	$(553,002)	-66.1%
Impact of restructuring and transformational project costs (1)	60,124	113,827	(53,703)	-47.2
Impact of acquisition-related intangible amortization (2)	35,880	34,222	1,658	4.8
Impact of bad debt reserve adjustments (3)	(128,899)	—	(128,899)	NM
Impact of loss on sale of a business	12,043	—	12,043	NM
Tax impact of restructuring and transformational project costs (4)	(16,586)	(29,294)	12,708	-43.4
Tax impact of acquisition-related intangible amortization (4)	(9,898)	(8,807)	(1,091)	12.4
Tax impact of bad debt reserve adjustments (4)	35,559	—	35,559	NM
Tax impact of loss on sale of a business	(7,553)	—	(7,553)	NM
Impact of foreign tax rate change	(5,548)	924	(6,472)	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$259,311	$948,063	$(688,752)	-72.6%

Diluted earnings per share (GAAP)	$0.56	$1.62	$(1.06)	-65.4%
Impact of restructuring and transformational project costs (1)	0.12	0.22	(0.10)	-45.5
Impact of acquisition-related intangible amortization (2)	0.07	0.07	—	0.0
Impact of bad debt reserve adjustments (3)	(0.25)	—	(0.25)	NM
Impact of loss on sale of a business	0.02	—	0.02	NM
Tax impact of restructuring and transformational project costs (4)	(0.03)	(0.06)	0.03	-50.0
Tax impact of acquisition-related intangible amortization (4)	(0.02)	(0.02)	—	0.0
Tax impact of bad debt reserve adjustments (4)	0.07	—	0.07	NM
Tax impact loss on sale of a business	(0.01)	—	(0.01)	NM
Tax impact of foreign tax rate change	(0.01)	—	(0.01)	NM

Diluted EPS adjusted for Certain Items (Non-GAAP) (5)	$0.51	$1.83	$(1.32)	-72.1%

Diluted shares outstanding	511,740,778	517,120,395

(1)

Fiscal 2021 includes $34 million related to restructuring, severance and facility closure charges, and $26 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2020 includes $62 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy, and $52 million related to severance, restructuring and facility closure charges.

(2)	Represents intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice.
(3)	Represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(4)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(5)

Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(Dollars in Thousands)

	13-Week Period Ended Dec. 26, 2020	13-Week Period Ended Dec. 28, 2019	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$7,924,143	$10,413,575	$(2,489,432)	-23.9%
Gross Profit	1,559,322	2,048,904	(489,582)	-23.9
Gross Margin	19.68%	19.68%		— bps
Operating expenses (GAAP)	$1,074,071	$1,344,103	$(270,032)	-20.1%
Impact of restructuring and transformational project costs (1)	(1,784)	(3,679)	1,895	-51.5
Impact of bad debt reserve adjustments (2)	15,239	—	15,239	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,087,526	$1,340,424	$(252,898)	-18.9%

Operating income (GAAP)	$485,251	$704,801	$(219,550)	-31.2%
Impact of restructuring and transformational project costs (1)	1,784	3,679	(1,895)	-51.5
Impact of bad debt reserve adjustments (2)	(15,239)	—	(15,239)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$471,796	$708,480	$(236,684)	-33.4%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$1,967,789	$2,890,053	$(922,264)	-31.9%
Impact of currency fluctuations (3)	(53,402)	—	(53,402)	1.8

Comparable sales using a constant currency basis (Non-GAAP)	$1,914,387	$2,890,053	$(975,666)	-33.8%

Gross Profit (GAAP)	$373,840	$586,039	$(212,199)	-36.2%
Impact of currency fluctuations (3)	(11,458)	—	(11,458)	2.0

Comparable gross profit using a constant currency basis (Non-GAAP)	$362,382	$586,039	$(223,657)	-38.2%

Gross Margin (GAAP)	19.00%	20.28%		-128 bps
Impact of currency fluctuations (3)	0.07	—		7 bps

Comparable gross margin using a constant currency basis (Non-GAAP)	18.93%	20.28%		-135 bps

Operating expenses (GAAP)	$453,789	$551,158	$(97,369)	-17.7%
Impact of restructuring and transformational project costs (4)	(20,405)	(21,850)	1,445	-6.6
Impact of acquisition-related intangible amortization (5)	(18,125)	(17,312)	(813)	4.7
Impact of bad debt reserve adjustments (2)	13,797	—	13,797	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$429,056	$511,996	$(82,940)	-16.2%
Impact of currency fluctuations (3)	(15,123)	—	(15,123)	3.0

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$413,933	$511,996	$(98,063)	-19.2%

Operating (loss) income (GAAP)	$(79,949)	$34,881	$(114,830)	NM
Impact of restructuring and transformational project costs (4)	20,405	21,850	(1,445)	-6.6
Impact of acquisition-related intangible amortization (5)	18,125	17,312	813	4.7
Impact of bad debt reserve adjustments (2)	(13,797)	—	(13,797)	NM

Operating (loss) income adjusted for Certain Items (Non-GAAP)	$(55,216)	$74,043	$(129,259)	-174.6%

Impact of currency fluctuations (3)	3,665	—	3,665	-4.9

Comparable operating (loss) income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$(51,551)	$74,043	$(125,594)	-169.6%

SYGMA
Sales	$1,520,401	$1,455,893	$64,508	4.4%
Gross Profit	129,299	124,239	5,060	4.1
Gross Margin	8.50%	8.53%		-3 bps
Operating expenses (GAAP)	$117,971	$114,378	$3,593	3.1%
Impact of restructuring and transformational project costs (1)	6	(956)	962	-100.6

Operating expenses adjusted for Certain Items (Non-GAAP)	$117,977	$113,422	$4,555	4.0%

Operating income (GAAP)	$11,328	$9,861	$1,467	14.9%
Impact of restructuring and transformational project costs (1)	(6)	956	(962)	-100.6

Operating (loss) income adjusted for Certain Items (Non-GAAP)	$11,322	$10,817	$505	4.7%

OTHER
Sales	$146,649	$265,521	$(118,872)	-44.8%
Gross Profit	35,766	66,506	(30,740)	-46.2
Gross Margin	24.39%	25.05%		-66 bps
Operating expenses (GAAP)	$36,785	$57,104	$(20,319)	-35.6%
Impact of bad debt reserve adjustments (2)	1,234	—	1,234	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$38,019	$57,104	(19,085)	-33.4%

Operating (loss) income (GAAP)	$(1,018)	$9,403	$(10,421)	-110.8%
Impact of bad debt reserve adjustments (2)	(1,234)	—	(1,234)	NM

Operating (loss) income adjusted for Certain Items (Non-GAAP)	$(2,252)	$9,403	(11,655)	-123.9%

CORPORATE
Gross Profit	$230	$2,710	$(2,480)	-91.5
Operating expenses (GAAP)	$203,780	$209,163	$(5,383)	-2.6%
Impact of restructuring and transformational project costs (6)	(11,977)	(30,620)	18,643	-60.9

Operating expenses adjusted for Certain Items (Non-GAAP)	$191,803	$178,543	$13,260	7.4%

Operating loss (GAAP)	$(203,550)	$(206,453)	$2,903	-1.4%
Impact of restructuring and transformational project costs (6)	11,977	30,620	(18,643)	-60.9

Operating loss adjusted for Certain Items (Non-GAAP)	$(191,573)	$(175,833)	$(15,740)	9.0%

TOTAL SYSCO
Sales	$11,558,982	$15,025,042	$(3,466,060)	-23.1%
Gross Profit	2,098,458	2,828,399	(729,941)	-25.8
Gross Margin	18.15%	18.82%		-67 bps
Operating expenses (GAAP)	$1,886,396	$2,275,906	$(389,510)	-17.1%
Impact of restructuring and transformational project costs (1) (4) (6)	(34,160)	(57,105)	22,945	-40.2
Impact of acquisition-related intangible amortization (5)	(18,125)	(17,312)	(813)	4.7
Impact of bad debt reserve adjustments (2)	30,271	—	30,271	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,864,382	$2,201,489	$(337,107)	-15.3%

Operating income (GAAP)	$212,062	$552,493	$(340,431)	-61.6%
Impact of restructuring and transformational project costs (1) (4) (6)	34,160	57,105	(22,945)	-40.2
Impact of acquisition-related intangible amortization (5)	18,125	17,312	813	4.7
Impact of bad debt reserve adjustments (2)	(30,271)	—	(30,271)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$234,076	$626,910	$(392,834)	-62.7%

(1)	Includes charges related to restructuring and business transformation projects.
(2)	Represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(3)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(4)	Includes restructuring, severance and facility closure costs primarily in Europe.
(5)	Represents intangible amortization expense from the Brakes Acquisition.
(6)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(Dollars in Thousands)

	26-Week Period Ended Dec. 26, 2020	26-Week Period Ended Dec. 28, 2019	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$15,845,676	$21,072,208	$(5,226,532)	-24.8%
Gross Profit	3,159,029	4,193,791	(1,034,762)	-24.7
Gross Margin	19.94%	19.90%		3 bps
Operating expenses (GAAP)	$2,085,369	$2,695,371	$(610,002)	-22.6%
Impact of restructuring and transformational project costs (1)	(2,724)	(7,805)	5,081	-65.1
Impact of bad debt reserve adjustments (2)	101,556	—	101,556	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,184,201	$2,687,566	$(503,365)	-18.7%

Operating income (GAAP)	$1,073,660	$1,498,420	$(424,760)	-28.3%
Impact of restructuring and transformational project costs (1)	2,724	7,805	(5,081)	-65.1
Impact of bad debt reserve adjustments (2)	(101,556)	—	(101,556)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$974,828	$1,506,225	$(531,397)	-35.3%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$4,131,482	$5,802,441	$(1,670,959)	-28.8%
Impact of currency fluctuations (3)	(94,042)	—	(94,042)	1.6

Comparable sales using a constant currency basis (Non-GAAP)	$4,037,440	$5,802,441	$(1,765,001)	-30.4%

Gross Profit (GAAP)	$824,238	$1,191,224	$(366,986)	-30.8%
Impact of currency fluctuations (3)	(22,971)	—	(22,971)	1.9

Comparable gross profit using a constant currency basis (Non-GAAP)	$801,267	$1,191,224	$(389,957)	-32.7%

Gross Margin (GAAP)	19.95%	20.53%		-58 bps
Impact of currency fluctuations (3)	0.10	—		10 bps

Comparable gross margin using a constant currency basis (Non-GAAP)	19.85%	20.53%		-68 bps

Operating expenses (GAAP)	$904,724	$1,101,543	$(196,819)	-17.9%
Impact of restructuring and transformational project costs (4)	(33,398)	(49,122)	15,724	-32.0
Impact of acquisition-related intangible amortization (5)	(35,880)	(34,222)	(1,658)	4.8
Impact of bad debt reserve adjustments (2)	25,227	—	25,227	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$860,673	$1,018,199	$(157,526)	-15.5%
Impact of currency fluctuations (3)	(27,452)	—	(27,452)	2.7

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$833,221	$1,018,199	$(184,978)	-18.2%

Operating (loss) income (GAAP)	$(80,486)	$89,681	$(170,167)	-189.7%
Impact of restructuring and transformational project costs (4)	33,398	49,122	(15,724)	-32.0
Impact of acquisition-related intangible amortization (5)	35,880	34,222	1,658	4.8
Impact of bad debt reserve adjustments (2)	(25,227)	—	(25,227)	NM

Operating (loss) income adjusted for Certain Items (Non-GAAP)	$(36,435)	$173,025	$(209,460)	-121.1%
Impact of currency fluctuations (3)	4,481	—	4,481	-2.6

Comparable operating (loss) income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$(31,954)	$173,025	$(204,979)	-118.5%

SYGMA
Sales	$3,044,549	$2,902,887	$141,662	4.9%
Gross Profit	260,840	250,157	10,683	4.3
Gross Margin	8.57%	8.62%		-5 bps
Operating expenses (GAAP)	$237,820	$232,726	$5,094	2.2%
Impact of restructuring and transformational project costs (1)	(7)	(3,540)	3,533	-99.8

Operating expenses adjusted for Certain Items (Non-GAAP)	$237,813	$229,186	$8,627	3.8%

Operating income (GAAP)	$23,020	$17,431	$5,589	32.1%
Impact of restructuring and transformational project costs (1)	7	3,540	(3,533)	-99.8

Operating (loss) income adjusted for Certain Items (Non-GAAP)	$23,027	$20,971	$2,056	9.8%

OTHER
Sales	$314,654	$550,511	$(235,857)	-42.8%
Gross Profit	76,197	138,250	(62,053)	-44.9
Gross Margin	24.22%	25.11%		-90 bps
Operating expenses (GAAP)	$77,220	$118,711	$(41,491)	-35.0%
Impact of bad debt reserve adjustments (2)	2,116	—	2,116	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$79,336	$118,711	$(39,375)	-33.2%

Operating (loss) income (GAAP)	$(1,023)	$19,540	$(20,563)	-105.2%
Impact of bad debt reserve adjustments (2)	(2,116)	—	(2,116)	NM

Operating (loss) income adjusted for Certain Items (Non-GAAP)	$(3,139)	$19,540	(22,679)	-116.1%

CORPORATE
Gross Profit	$(2,001)	$(1,653)	$(348)	21.1
Operating expenses (GAAP)	$381,529	$402,607	$(21,078)	-5.2%
Impact of restructuring and transformational project costs (6)	(23,995)	(53,360)	29,365	-55.0

Operating expenses adjusted for Certain Items (Non-GAAP)	$357,534	$349,247	$8,287	2.4%

Operating loss (GAAP)	$(383,530)	$(404,261)	$20,731	-5.1%
Impact of restructuring and transformational project costs (6)	23,995	53,360	(29,365)	-55.0

Operating loss adjusted for Certain Items (Non-GAAP)	$(359,535)	$(350,901)	$(8,634)	2.5%

TOTAL SYSCO
Sales	$23,336,361	$30,328,047	$(6,991,686)	-23.1%
Gross Profit	4,318,303	5,771,769	(1,453,466)	-25.2
Gross Margin	18.50%	19.03%		-53 bps
Operating expenses (GAAP)	$3,686,662	$4,550,958	$(864,296)	-19.0%
Impact of restructuring and transformational project costs (1) (4) (6)	(60,124)	(113,827)	53,703	-47.2
Impact of acquisition-related intangible amortization (5)	(35,880)	(34,222)	(1,658)	4.8
Impact of bad debt reserve adjustments (2)	128,899	—	128,899	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$3,719,557	$4,402,909	$(683,352)	-15.5%

Operating income (GAAP)	$631,641	$1,220,811	$(589,170)	-48.3%
Impact of restructuring and transformational project costs (1) (4) (6)	60,124	113,827	(53,703)	-47.2
Impact of acquisition-related intangible amortization (5)	35,880	34,222	1,658	4.8
Impact of bad debt reserve adjustments (2)	(128,899)	—	(128,899)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$598,746	$1,368,860	$(770,114)	-56.3%

(1)	Includes charges related to restructuring and business transformation projects.
(2)	Represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(3)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(4)	Includes restructuring, severance and facility closure costs primarily in Europe.
(5)	Represents intangible amortization expense from the Brakes Acquisition.
(6)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	26-Week Period Ended Dec. 26, 2020	26-Week Period Ended Dec. 28, 2019	26-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$936,678	$754,469	$182,209
Additions to plant and equipment	(163,944)	(393,379)	229,435
Proceeds from sales of plant and equipment	15,510	10,293	5,217

Free Cash Flow (Non-GAAP)	$788,244	$371,383	$416,861